As filed with the Securities and Exchange Commission on March 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RASER TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	5152 North Edgewood Drive, Suite 375 Provo, UT 84604	87-00638510
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

Amended and Restated 2004 Long Term Incentive Plan

(Full title of the plan)

Brent M. Cook

Chief Executive Officer and Director

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(Name and address of agent for service)

(801) 765-1200

(Telephone number, including area code, of agent for service)

Copies to:

Robert G. O’Connor, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

2795 E. Cottonwood Parkway, Suite 300

Salt Lake City, UT 84121

(801) 993-6400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value, available for issuance under the Amended and Restated 2004 Long Term Incentive Plan	3,211,664	$20.35 (1)	$65,357,363 (1)	$7,693

(1)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon the price per share of $20.35, which was the average of the high and low price per share of the Common Stock as reported on the OTC Bulletin Board on February 25, 2005.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

Raser Technologies, Inc. (the “Registrant”) incorporates by reference into this Registration Statement the following documents and information filed by the Registrant with the Securities and Exchange Commission; provided, however, the Registrant is not incorporating any information furnished under Item 2.02 or 7.01 (formerly Item 12 or 9) of its Current Reports on Form 8-K:

1.	The Registrant’s Annual Report on Form 10-KSB (File No. 000-30657) for the year ended December 31, 2004, filed on February 18, 2005.

2.	The Registrant’s Current Report on Form 8-K (File No. 000-30657), filed on February 4, 2005.

3.	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 10-SB/A (File No. 000-49793), filed on June 1, 2000, originally filed on Form 10-SB (File No. 000- 30657) on May 18, 2000, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director’s expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well. Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article VIII of our Amended and Restated Bylaws provides for indemnification of our directors, executive officers, employees and agents on substantially the same terms as set forth in the Utah Revised Business Corporation Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3[1]	Amended and Restated 2004 Long Term Incentive Plan, as amended.

10.4[2]	Form of Option Agreement under the Amended and Restated 2004 Long Term Incentive Plan.

23.1	Consent of Tanner + Co., Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

[1]	Incorporated by reference to Appendix B filed with the registrant’s Schedule 14C Information Statement (File No. 000 30657) on May 14, 2004.

[2]	Incorporated by reference to the exhibit with the corresponding number filed with the registrant’s Form 10 QSB (File No. 000 30657) on August 13, 2004.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on this 2nd day of March 2005.

RASER TECHNOLOGIES, INC.

By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent Cook and William Dwyer and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: 3/2/2005	/s/ Brent M. Cook
Brent M. Cook, Chief Executive Officer and Director

Date: 3/2/2005	/s/ Kraig T. Higginson
Kraig T. Higginson, Executive Chairman of the Board

Date: 3/2/2005	/s/ William Dwyer
William Dwyer, Vice President and Chief Financial Officer

Date: 3/2/2005	/s/ James E. Morton
James E. Morton, Secretary and Director

Date: 3/2/2005	/s/ R. Thomas Bailey
R. Thomas Bailey, Director

Date: 3/2/2005	/s/ Lee A. Daniels
Lee A. Daniels, Director

RASER TECHNOLOGIES, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3[1]	Amended and Restated 2004 Long Term Incentive Plan, as amended.

10.4[2]	Form of Option Agreement under the Amended and Restated 2004 Long Term Incentive Plan.

23.1	Consent of Tanner + Co., Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

[1]	Incorporated by reference to Appendix B filed with the registrant’s Schedule 14C Information Statement (File No. 000 30657) on May 14, 2004.

[2]	Incorporated by reference to the exhibit with the corresponding number filed with the registrant’s Form 10 QSB (File No. 000 30657) on August 13, 2004.